Exhibit 2.1

Description of the rights of each class of securities registered under Section 12 of the Securities Exchange Act of 1934

The following is a summary of the terms of our Common Shares, including certain provisions contained in the Articles, the By-Laws and applicable Ontario laws in effect on the date of this Annual Report on Form 20-F. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Business Corporations Act (Ontario) (the “OBCA”) and the full text of the Articles and the By-Laws. We encourage you to read the OBCA and those documents carefully.

General

Our authorized share capital consists of an unlimited number of Common Shares. There are no preferred shares authorized under the Articles. All of the Common Shares have the same rights, preferences and restrictions, some of which are detailed below.

Common Shares

Voting Rights

Holders of our Common Shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the Common Shares entitled to vote in any election of directors can elect all of the directors standing for election.

Generally, resolutions are adopted at meetings of shareholders by an ordinary resolution, unless the OBCA, the Articles or By-laws require a special resolution. An ordinary resolution is a resolution that is submitted to a meeting of the shareholders and passed, with or without amendment, at the meeting by at least a majority of the votes cast.  A special resolution is a resolution that is (i) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed, with or without amendment, at the meeting by at least two-thirds of the votes cast, or (ii) consented to in writing by each shareholder of the corporation entitled to vote at such a meeting or the shareholder’s attorney authorized in writing.

Under the OBCA, certain fundamental changes such as articles amendments, certain amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business) and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court) are required to be approved by special resolution.

The OBCA and the By-Laws provide that our directors will be elected by ordinary resolution passed at an annual meeting of shareholders. There are no requirements under the OBCA requiring the appointment of external directors who meet prescribed independence or other requirements for a non-offering corporation such as us, provided that the OBCA requires that any audit committee be composed of not fewer than three directors, a majority of whom are not officers or employees of the corporation or any of its affiliates. Under the OBCA, shareholders may, by ordinary resolution, remove any director or directors from office. As the Articles do not provide for cumulative voting, all directors are elected annually.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred shares (of which none are currently authorized), the holders of Common Shares are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Dividends may be paid in shares, in money or in property. Declaration and payment of any dividend will be subject to the discretion of the our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Ontario law affecting the payment of distributions to shareholders and any other factors our board of directors may consider relevant.

Under the OBCA, the directors are not permitted to declare, and the corporation not permitted to pay, a dividend if there are reasonable grounds for believing that, (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation’s assets would thereby be less than the aggregate of, (i) its liabilities, and (ii) its stated capital of all classes.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Shares will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding preferred shares (of which none are currently authorized).

Rights and Preferences

Holders of our Common Shares have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to such shares. The rights, preferences and privileges of the holders of our Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred shares that may in the future be authorized for issuance, if and when an amendment to the articles to authorize one or more classes or series of preferred shares is approved by holders of Common Shares.

Purchases

Under the OBCA, the purchase or other acquisition by a corporation of its shares is generally subject to a corporation’s articles and to the solvency tests similar to those applicable to the payment of dividends (as set out above). We are permitted, under the Articles, to acquire any of our shares.

However, we are also subject to the Canadian issuer bid regime pursuant to applicable Canadian securities laws. In general, an issuer bid is an offer to acquire or redeem securities (except for certain classes of prescribed securities) of an issuer made by the issuer to one or more persons in a Canadian jurisdiction, and also includes an acquisition or redemption of securities of the issuer by the issuer from those persons. Subject to the availability of an exemption, issuer bids in Canada are subject to prescribed rules that govern the conduct of a bid by requiring a bidder to comply with detailed disclosure obligations and procedural requirements. Among other things, an issuer bid must be made to all holders of the class of securities being purchased; a bid is required to remain open for a minimum of 35 days; and following the satisfaction or waiver of all the terms and conditions of a bid, the issuer must generally take up and pay for the securities deposited under the bid not later than 10 days after the expiry of the bid.

There are a limited number of exemptions from the formal issuer bid requirements, which include the following: (i) the normal course issuer bid exemption permits the issuer to purchase up to 5% of the outstanding securities of a class of securities of the issuer in any 12-month period (when aggregated with all other purchases in that period) if, among other things, the bid is made in the normal course on a “published market” (as defined) and the issuer does not pay more than the “market price” of the securities (as defined) plus reasonable brokerage fees or commissions actually paid; (ii) the foreign issuer bid exemption exempts a bid from the formal issuer bid requirements if, among other things, less than 10% of the outstanding securities of the class are held by Canadians and the published market on which the greatest volume of trading in securities of the class occurred in the 12 months prior to the bid was not in Canada; and (iii) the de minimis exemption exempts a bid from the formal issuer bid requirements if, among other things, the number of beneficial owners of the class of securities subject to the bid in the Canadian jurisdiction is fewer than 50 and such owners own, in aggregate, less than 2% of the outstanding securities of that class.

Modifications of Share Rights

Under the OBCA, an amendment to a corporation’s articles in order to add to, remove or change the rights, privileges, restrictions or conditions attached to any class or series of shares is required to be authorized by a special resolution of the shareholders. In addition to a special resolution of the shareholders, the holders of shares of a class or, in certain circumstances, of a series, are to vote separately as a class or series upon a proposal to amend the articles to add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series, whether or not the shares of such class or series otherwise carry the right to vote.

Under the Articles, we have authorized a single class of shares not issuable in series. Accordingly, any such amendment to the Articles will require only a special resolution of the shareholders.

Pursuant to the OBCA, an amendment to the Articles in order to authorize a class of preferred shares requires a special resolution of the holders of our Common Shares.

Fully Paid and Nonassessable Shares

All our issued Common Shares are, and any additional Common Shares subsequently issued will be, fully paid and non-assessable, and will not be subject to capital calls of any kind.

Shareholders are not, as shareholders, liable for any act, default, obligation or liability of the corporation except in certain limited circumstances.

General Meetings of Shareholders

Our directors may at any time call a special meeting of shareholders. Under the OBCA, unless our shareholders pass a resolution in writing in lieu of a meeting of shareholders, the directors (a) must call an annual meeting of shareholders not later than fifteen months after holding the last preceding annual meeting; and (b) may at any time call a special meeting of shareholders.

Under the OBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may require the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the OBCA for making such a requisition, the directors call a meeting of shareholders. If they do not call such meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the special meeting. In addition, the By-laws provide that the directors may call special meetings of shareholders at any time.

Notice of the time and place of a meeting of shareholders shall be sent not less than 10 days, but not more than 50 days, before the meeting, to each shareholder entitled to vote at the meeting; to each director; and to the auditor of the corporation.

Under the OBCA, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60 days nor less than 30 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given, or if no notice is given, the day on which the meeting is held.

Our By-Laws provide that a quorum of shareholders is present at a meeting of shareholders irrespective of the number of persons actually present at the meeting, if the holders of at least one-third of the shares entitled to vote at the meeting are present in person or represented by proxy, or if at the time to such meeting, we are qualified to use the forms of a “foreign private issuer” under applicable securities laws of the United States of America, the holders of at least twenty-five percent (25%) of the shares entitled to vote at the meeting are present in person or represented by proxy, provided in each case that a quorum shall not be less than two persons. A quorum need not be present throughout the meeting provided that a quorum is present at the opening of the meeting.

Limitations on Rights to Own Common Shares

Neither the By-laws or Articles nor the laws of the Province of Ontario restrict in any way the ownership or voting of our Common Shares by non-residents of Canada.

Board of Directors

The Articles provide that we may have a minimum of three and a maximum of 11 directors.

Under the OBCA, where a special resolution of the shareholders empowers the directors of a corporation the articles of which provide for a minimum and maximum number of directors, such as us, to determine the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders, the directors may so determine, but the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders. Our shareholders have set the number of directors at four.

Under the OBCA, the following persons are disqualified from being a director of a corporation: (a) person who is less than eighteen years of age; (b) a person who has been found under applicable Ontario law to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (c) a person who is not an individual; and (d) a person who has the status of bankrupt. The Articles do not impose any mandatory retirement or age limit requirements on the directors and the directors are not required to own shares in the corporation in order to qualify to serve as directors.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

Under the OBCA, shareholder proposals, including proposals with respect to the nomination of candidates for election to the board of directors, may be made by certain registered holders of shares entitled to vote or beneficial owners of shares that are entitled to be voted at a meeting of shareholders. In order for a proposal to include nominations of directors, it must be signed by one or more holders of shares representing not less than 5% of the shares or 5% of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

If the proposal is submitted at least 60 days before the anniversary date of the last annual meeting, if the matter is proposed to be raised at an annual meeting, or the date of a meeting other than the annual meeting, if the matter is proposed to be raised at a meeting other than the annual meeting, and the proposal meets other specified requirements, then the corporation shall, if the corporation provides a management information circular, set out the proposal in the management information circular or attach the proposal to that circular, or if the corporation does not provide a management information circular, set out the proposal in the notice of meeting for the shareholders’ meeting at which the matter is proposed to be raised or attach the proposal to such notice of meeting. In addition, if so requested by the person submitting the proposal, the corporation shall include in or attach to the management information circular a statement in support of the proposal by the person and the name and address of the person.

If a corporation other than an offering corporation, such as Senstar-Ontario, receives notice of a proposal to be raised at a shareholders’ meeting that complies with the requirements of the OBCA, but the notice of the proposal is received after the corporation has already sent notice of the shareholders’ meeting, the corporation shall send the proposal and, at the request of the person who submitted notice of the proposal, shall also send the person’s statement in support of the proposal and the person’s name and address, to the persons entitled to notice of the shareholders’ meeting, not less than 10 days before the meeting.

If a corporation refuses to include a proposal in a management information circular, the corporation shall send the person notice of the corporation’s intention not to circulate the proposal and a statement of the reasons for the refusal. In any such event, the person submitting the proposal who claims to be aggrieved by a corporation’s refusal may make application to a court and a court may restrain the holding of the meeting to which the proposal is sought to be presented and make any further order it thinks fit. In addition, a corporation or any person aggrieved by a proposal may apply to the court for an order permitting the corporation to omit the proposal from the management information circular, and the court, if it is satisfied that certain specified requirements for omission are met, may make such order as it thinks fit.

In addition, our By-laws include certain “advance notice” provisions with respect to the election of directors. These provisions are intended to: (1) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (2) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (3) allow shareholders to vote on an informed basis. Only persons who are nominated by shareholders in accordance with our advance notice provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under our advance notice provisions, a shareholder wishing to nominate a director would be required to provide it with notice, in a prescribed form and within prescribed time periods. These time periods include, (1) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided that if the first public announcement of the date of the annual meeting of shareholders, which we refer to as the notice date, is less than 50 days before the meeting date, not later than the close of business on the 10th day following the notice date, and (2) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the notice date; provided that, in either instance, if the “notice-and-access” provisions under applicable Canadian securities laws or applicable U.S. securities laws are used for delivery of proxy related materials in respect of a meeting described above, and the notice date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Provisions Restricting a Change in Control of the Company

Amalgamations and Arrangements

Under the OBCA, certain amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business) and arrangements (if ordered by a court) are required to be approved by special resolution.

The OBCA provides that the corporation may effect fundamental changes by applying to a court for an order approving an arrangement. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is not unusual for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. The court determines to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

Take-Over Bids

We are subject to the Canadian take-over bid regime pursuant to applicable Canadian securities laws. In general, a take-over bid is an offer to acquire voting or equity securities of a class made to one or more persons in a Canadian jurisdiction, where the securities subject to the bid, together with securities beneficially owned, or over which control or direction is exercised, by a bidder and its joint actors, constitute 20% or more of the outstanding securities of that class of securities. Subject to the availability of an exemption, take-over bids in Canada are subject to prescribed rules that govern the conduct of a bid by requiring a bidder to comply with detailed disclosure obligations and procedural requirements. Among other things, a take-over bid must be made to all holders of the class of voting or equity securities being purchased; a bid is required to remain open for a minimum of 105 days subject to certain limited exceptions; a bid is subject to a mandatory, non-waivable minimum tender requirement of more than 50% of the outstanding securities of the class that are subject to the bid, excluding securities beneficially owned, or over which control or direction is exercised, by a bidder and its joint actors; and following the satisfaction of the minimum tender requirement and the satisfaction or waiver of all other terms and conditions, a bid is required to be extended for at least an additional 10-day period.

There are a limited number of exemptions from the formal take-over bid requirements, which include the following: (i) the normal course purchase exemption permits the holder of more than 20% of a class of equity or voting securities to purchase up to 5% of the outstanding securities of a class of securities of the issuer in any 12-month period (when aggregated with all other purchases in that period), if, among other things, there is a “published market” (as defined) for the class of securities that are the subject of the bid and the purchaser does not pay more than the “market price” of the securities (as defined) plus reasonable brokerage fees or commissions actually paid; (ii) the foreign take-over bid exemption exempts a bid from the formal take-over bid requirements if, among other things, less than 10% of the outstanding securities of the class are held by Canadians and the published market on which the greatest volume of trading in securities of the class occurred in the 12 months prior to the bid was not in Canada; and (iii) the de minimis exemption exempts a bid from the formal take-over bid requirements if, among other things, the number of beneficial owners of securities of the class subject to the bid in the Canadian jurisdiction is fewer than 50 and such owners own, in aggregate, less than 2% of the outstanding securities of that class.

Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) contains detailed requirements in connection with transactions with related parties (including “related party transactions”, “business combinations”, “insider bids” and “issuer bids”). A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party” as defined in MI 61-101 includes, among others, (i) directors and senior officers of the issuer and (ii) holders of securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the information circular sent to security holders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

As we are not a reporting issuer in any jurisdiction in Canada, Senstar-Ontario is not required to comply with the requirements set out in MI 61-101 relating to “related party transactions” and “business combinations”, but we are required to comply with those requirements relating to “insider bids” and “issuer bids”.

Dissent Rights

The OBCA provides that holders of shares of any class or series of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable, among certain other things, in respect of resolutions of the corporation to (a) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of that class or series; (b) amend its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (c) amalgamate (with certain exceptions); (d) be continued under the laws of another jurisdiction or certain other Ontario statutes; (e) sell, lease or exchange all or substantially all its property; or (f) certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series entitled to vote on such matters, including in certain cases a class or series of shares not otherwise carrying voting rights; provided that a shareholder is not entitled to dissent if any amendment to the articles is effected by a court order approving a reorganization.

Compulsory Acquisitions and Going Private Transactions

The OBCA provides that, for an offering corporation, if, within 120 days after the date of a take-over bid or an issuer bid, the bid is accepted by the holders of not less than 90% of the securities of any class of securities to which the bid relates, other than securities held at the date of the bid by or on behalf of the offeror, or an affiliate or associate of the offeror, the offeror is entitled to acquire the securities held by holders who did not accept the bid.

Where 90% or more of a class of securities of an offering corporation, other than debt obligations, are acquired by or on behalf of a person, the person’s affiliates and the person’s associates, then the holder of any securities of that class not counted for the purposes of calculating such percentage shall be entitled to require the corporation to acquire the holder’s securities of that class.

In addition, an offering corporation that proposes to carry out a “going private transaction”, which is generally defined as an amalgamation, arrangement, consolidation or other transaction that would cause the interest of a holder of a participating security of the corporation to be terminated without the consent of the holder and without the substitution therefor of an equivalent interest, is required to, among other things, have prepared a valuation for each class of affected securities and include prescribed disclosure relating to such valuation in the management information circular relating to the meeting called to consider that transaction.

As we are a non-offering corporation under the OBCA, the compulsory acquisition provisions of the OBCA will not be applicable to us unless and until it becomes an offering corporation.

Stock Exchange Listing

Our Common Shares are listed on Nasdaq under the symbol “SNT”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Equiniti Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.